UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (date of earliest event reported): September 25, 2017
                                PETROSHARE CORP.
                   -----------------------------------------
             (Exact name of registrant as specified in its charter)

            Colorado                    001-37943               46-1454523
   ------------------------         -----------------         --------------
(State or other jurisdiction      (Commission File No.)     (IRS Employer
  of incorporation)                                          Identification No.)

                          9635 Maroon Circle, Suite 400
                               Englewood, CO 80112
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          (Address of principal executive offices, including Zip Code)

       Registrant's telephone number, including area code: (303) 500-1160


                                       N/A
                   -----------------------------------------
          (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17
    CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (ss.203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (ss.204.12b-2 of this chapter.

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

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Item 1.01.  Entry into a Material Definitive Agreement.

     On May 13, 2015, the Company entered into a revolving Line of Credit Agreement ("Initial Line of Credit") with Providence Energy Operators, LLC ("PEO"), which provided to the Company a revolving line of credit of up to $5,000,000 bearing interest at 8% per year and, as amended on February 24, 2016, matures on June 30, 2018. As of June 30, 2017 the outstanding balance on the Initial Line of Credit was $5,000,000 plus accrued interest of approximately $501,000.

     On October 13, 2016, the Company entered into a revolving line of credit agreement (the "supplemental line of credit") with Providence Energy Partners
III, LP ("PEP III") an affiliate of PEO. The supplemental line of credit permitted the Company to borrow up to $10.0 million to pay costs associated with its acquisition and development of oil and gas properties in the Wattenberg Field. Interest on the supplemental line of credit initially accrued at the rate of 8% per year.

     The supplemental line of credit was amended on March 30, 2017, pursuant to which the Company agreed not to borrow additional amounts against the supplemental line of credit and to repay $3,552,500 in outstanding principal not later than April 13, 2017 in exchange for PEP III extending the maturity date of the supplemental line of credit until June 13, 2017. On April 12, 2017, the Company paid $3,552,500 in accordance with the amendment.

     On June 8, 2017, the Company entered into a letter agreement ("PEP III Agreement") with PEP III and PEO, pursuant to which PEP III agreed to modify the Company's supplemental line of credit. The PEP III Agreement extended the maturity date of the supplemental line of credit, including approximately $3.8 million in outstanding principal and accrued interest, from June 13, 2017 until December 27, 2017, and increased the interest rate on the supplemental line from 8% to 10%, effective June 8, 2017.

     On September 23, 2017, the Company entered into letter agreements with PEO and PEP III pursuant to which (i) PEO and PEP III consented to the Company conducting the offering and issuing the Series B Notes described in Item 2.03 of this report and (ii) waived the offering and the issuance of the Series B Notes as events of default under the Initial Line of Credit, the supplemental line of credit and the related credit documents. In exchange for the consents of PEO and PEP III, the Company agreed to (i) only use the funds raised from sale of the Series B Notes to pay accrued drilling costs for wells that serve as collateral for the PEO and PEP III loans and to pay for the improvement and maintenance of the wells and oil and gas leases that serve as collateral for the PEO and PEP III loans, (ii) issue 250,000 restricted shares of its common stock to PEO,
(iii) increase the interest rate on the Initial Line of Credit from 8% per year to 10% per year effective September 1, 2017, (iv) begin making interest payments on the Initial Line of Credit beginning in the fourth quarter of 2017; and (v) meet with representatives of PEO not less frequently than semi-monthly beginning November 1, 2017 to discuss and review the Company's working capital.

Item 2.03. Creation of a Direct Financial or an Obligation Under an
           Off-Balance Sheet Arrangement of a Registrant.

     On September 25, 2017 the Company sold Series B Unsecured Convertible Promissory Notes (the "Series B Notes") in the principal amount of $1,695,000 to twenty-seven accredited investors, which includes five of the Company's officers and directors who collectivley purchased Series B Notes in the principal amount of $380,000. The Series B Notes are unsecured, bear interest at 15% per year and

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are due and payable on December  31,  2018.  At the option of the holders of the
Series B Notes, the principal amount of the Notes, and any accrued but unpaid interest, are convertible into shares of the Company's common stock at a conversion price of $1.50 per share. The Company paid sales commissions of $53,950 in connection with the sale of the Series B Notes.

Item 3.02.  Unregistered Sales of Equity Securities.

     The Company relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission with respect to the issuance of the securities described in Items 1.01 and 3.02 of this report. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 9.01.  Financial Statements and Exhibits.


Number      Description

10.27 Letter Agreement with Providence Energy Operators, LLC effective September 23, 2017.

10.28 Letter Agreement with Providence Energy Partners III, LP effective September 23, 2017

10.29       Form of Series B Unsecured Convertible Promissory Note




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2017.
                                PETROSHARE CORP.


                                By:  /s/ Paul D. Maniscalo
                                     -------------------------------
                                     Paul D. Maniscalo, Chief Financial Officer